Exhibit 99.17

200 West Street | New York, New York 10282 Tel: 212-902-1000 | Fax: 212-902-3000	Goldman Sachs

April 20, 2011

GSCP VI AIV Navi, Ltd.
GSCP VI Offshore Navi, Ltd.
GSCP VI Parallel AIV Navi, Ltd.
GSCP VI Employee Navi, Ltd.
GSCP VI GmbH Navi, L.P.
c/o GS Capital Partners VI Fund, L.P.
200 West Street
New York, NY 10282-2198
Attn:   Sumit Rajpal

Ladies and Gentlemen:

This letter agreement sets forth the commitment of each of GSCP VI Parallel AIV, L.P., GSCP VI AIV, L.P., GS Capital Partners VI GmbH & Co, KG, GS Capital Partners VI Offshore Fund, L.P. and GS Capital Partners VI Employee Master Fund, L.P. (collectively, “Sponsor”), subject to the terms and conditions contained herein, to purchase, or cause the purchase of, certain equity interests of the following respective entities by the corresponding entity on Schedule A hereto forming a part of the Sponsor:  GSCP VI AIV Navi, Ltd., GSCP VI Offshore Navi, Ltd., GSCP VI Parallel AIV Navi, Ltd. and GSCP VI Employee Navi, Ltd., each a Cayman Islands exempted company, and GSCP VI GmbH Navi, L.P., a German limited partnership (collectively, “Buyer”).  It is contemplated that, pursuant to the Investment Agreement (the “Investment Agreement”) dated as of the date hereof by and among Enstar Group Limited, a Bermuda exempted company, (the “Company”) and Buyer, Buyer will purchase certain securities of the Company, subject to the terms and conditions set forth therein.  Capitalized terms used but not defined herein have the meanings ascribed to them in the Investment Agreement.

1. Commitment.  Subject to the terms and conditions set forth herein, each entity forming a part of the Sponsor hereby commits, severally and not jointly, to purchase, or cause the purchase of, equity securities of Buyer for cash in an aggregate amount that is equal to the amounts set forth opposite such entity’s name on Schedule A hereto (each such amount, an “Entity Commitment” and the sum of all Entity Commitments in the aggregate being referred to herein as the “Commitment”), all of which amounts shall be used by Buyer solely for the purpose of allowing Buyer to fund, to the extent necessary, the amounts payable by Buyer at each of the Initial Closing, Second Closing and Third Closing, as applicable, pursuant to, and in accordance with, Section 2.02 of the Investment Agreement, on the terms and subject to the conditions of the Investment Agreement (the “Closing Payments”), and related expenses;

provided that, for the sake of clarity, in no event and under no circumstances shall (a) any entity forming a part of the Sponsor be obligated to contribute more than its Entity Commitment to Buyer or (b) the Sponsor be obligated to contribute more than the Commitment to Buyer.  Sponsor may effect the purchase of equity securities of Buyer directly or indirectly through one or more affiliated entities.  The amount of the Commitment to be funded under this letter agreement may be reduced in a manner agreed by Sponsor in the event that Buyer does not require the full Commitment to pay the Closing Payments by reason of Buyer obtaining funds from other sources or otherwise.

2. Conditions.  The Commitment, including the obligation of the Sponsor to fund the Commitment (which includes, for the sake of clarity, each entity’s respective and several obligation to fund its Entity Commitment), shall be subject to (i) the satisfaction in full or waiver by Buyer (in which Sponsor concurs in writing) of each of the conditions to Buyer’s obligations to consummate the transactions as set forth in Sections 8.01 and 8.02 (in respect of the First Closing), Sections 8.04 and 8.05 (in respect of the Second Closing) and Sections 8.07 and 8.08 (in respect of the Third Closing) of the Investment Agreement and (ii) the substantially concurrent issuance of Company securities in accordance with the terms of the Investment Agreement.

3. Enforceability; Third Party Beneficiaries.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns, except that each party hereto agrees that the Company is an express third party beneficiary of this Agreement, entitled to enforce this Agreement and the parties’ rights and obligations hereunder, notwithstanding that it is not a party to this Agreement.

4. No Modification; Entire Agreement.  This letter agreement may not be amended or otherwise modified without the prior written consent of Buyer, Sponsor and the Company.  Buyer hereby acknowledges and agrees that it shall not agree to amend or otherwise modify the Investment Agreement without the prior written consent of Sponsor and the Company.  Together with the Investment Agreement (and the agreements expressly contemplated thereby), this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between Sponsor or any of its affiliates, on the one hand, and Buyer or any of its affiliates or the Company or any of its affiliates, on the other, with respect to the transactions contemplated hereby.  Except as expressly permitted in Section 1 and Section 5 hereof, no transfer of any rights or obligations hereunder shall be permitted without the prior written consent of Buyer, Sponsor and the Company.  Any transfer in violation of the preceding sentence shall be null and void.

5. Assignment.  Sponsor may assign all or a portion of its obligations to fund the Commitment; provided, however, that no such assignment shall relieve Sponsor from any of its obligations hereunder.

6. Governing Law; Submission to Jurisdiction.  This letter agreement, including the validity hereof and the rights and obligations of the parties hereunder, all amendments and supplements hereto and the transactions contemplated hereby, and all actions or proceedings arising out of or relating to this letter agreement, of any nature whatsoever, shall be construed in accordance with and governed by the domestic substantive laws of the State of New

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York without giving effect to any choice of law or conflicts of law provision or rule that might otherwise cause the application of the domestic substantive laws of any other jurisdiction.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in the Borough of Manhattan within the State of New York in connection with any dispute arising out of or relating to this letter agreement or any of the transactions contemplated hereby and each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum or lack of personal jurisdiction in respect of such dispute.  Each of the parties hereto agrees that a judgment rendered in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7. Waiver of Jury Trial.  Each party hereto hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury in respect of any legal proceeding directly or indirectly arising out of, under or in connection with this letter agreement, the Investment Agreement or any transaction contemplated hereby or thereby.  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this letter agreement and the Investment Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.

8. Counterparts.  This letter agreement may be executed in any number of counterparts (including by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9. Confidentiality.  This letter agreement shall be treated as confidential and is being provided to Buyer solely in connection with the Investment Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Sponsor and Buyer; provided, however, that Sponsor and Buyer or the Company may disclose the existence of this letter agreement to the extent required by Applicable Law or to each party’s respective officers, directors, employees, advisors, representatives, agents and financing sources.

10. Termination.  This letter agreement, and the obligation of Sponsor to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Third Closing, (b) the termination of the Investment Agreement in accordance with its terms, and (c) any assertion by the Company or any of its affiliates in any litigation or other proceeding (under any theory at law or equity) that the Sponsor’s or Buyer’s liability under or in respect of this letter agreement, the Investment Agreement, any of the transactions contemplated thereby and/or any related matters is not limited to the amount of the Commitment (or, in the case of an entity forming a part of Sponsor, its Entity Commitment), or that the limitation of such liability to the amount of the Commitment (or, in the case of an entity forming a part of Sponsor, its Entity Commitment), is illegal, invalid or unenforceable, in whole or in part.

11. No Recourse.  Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, by its

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acceptance of the benefits of this letter agreement, each of Buyer and the Company covenants, agrees and acknowledges that no Person (other than Sponsor) has any obligation hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that Sponsor may be a partnership or limited liability company, no Person, including Buyer or the Company, has any right of recovery against, and no recourse under this letter agreement or under any document or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against, any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, representatives or assignees of Sponsor or any former, current or future equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, affiliate, agent, representative or assignee of any of the foregoing (each, other than Sponsor, a “Sponsor Affiliate”), whether by the enforcement of any judgment, fine or penalty, or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Sponsor Affiliate, as such, for any obligation of Sponsor under this letter agreement or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

Buyer further agrees that neither it nor any of its affiliates shall have any right of recovery against Sponsor or any Sponsor Affiliates, whether by piercing of the corporate veil, by a claim on behalf of Buyer against Sponsor or any Sponsor Affiliates, or otherwise, except for Buyer’s right to be capitalized by Sponsor under and to the extent provided in this letter agreement subject to the terms and conditions hereof.  Buyer hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Investment Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against Sponsor or any Sponsor Affiliate except for claims solely against Sponsor under this letter agreement.

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Very truly yours, GSCP VI PARALLEL AIV, L.P.

By:	GSCP ADVISORS VI AIV, L.L.C. its general partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

GSCP VI AIV, L.P.

By:	GSCP ADVISORS VI AIV, L.L.C. its general partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

GS CAPITAL PARTNERS VI GMBH & CO. KG

By:	GS ADVISORS VI, L.L.C. its managing limited partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

By:	GSCP VI OFFSHORE ADVISORS, L.L.C. its general partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

GS CAPITAL PARTNERS VI EMPLOYEE MASTER FUND, L.P.

By:	GS CAPITAL PARTNERS VI EMPLOYEE FUNDS GP, L.L.C. its general partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

Agreed to and accepted:

GSCP VI AIV NAVI, LTD.

By:	GSCP VI AIV, L.P. its sole shareholder

By:	GS ADVISORS VI AIV, LTD. its general partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

GSCP VI OFFSHORE NAVI, LTD.

By:	GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. its sole shareholder

By:	GSCP VI OFFSHORE ADVISORS, L.L.C. its general partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

[Sponsor Equity Commitment Letter Signature Page]

GSCP VI PARALLEL AIV NAVI, LTD.

By:	GSCP VI PARALLEL AIV, L.P. its sole shareholder

By:	GS ADVISORS VI AIV, LTD. its general partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

GSCP VI EMPLOYEE NAVI, LTD.

By:	GS CAPITAL PARTNERS VI EMPLOYEE MASTER FUND, L.P. its sole shareholder

By:	GS CAPITAL PARTNERS VI EMPLOYEE FUNDS GP, L.L.C. its general partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

GSCP VI GMBH NAVI, L.P.

By:	GSCP VI GBMH NAVI GP, LTD. its general partner

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	Vice President

[Sponsor Equity Commitment Letter Signature Page]

Schedule A

Sponsor	Buyer	Amount of Entity Commitment
GSCP VI Parallel AIV, L.P.	GSCP VI Parallel AIV Navi, Ltd.	$37,434,682
GSCP VI AIV, L.P.	GSCP VI AIV Navi, Ltd.	$91,287,108
GS Capital Partners VI GmbH & Co, KG	GSCP VI GmbH Navi, L.P.	$4,838,274
GS Capital Partners VI Offshore, L.P.	GSCP VI Offshore Navi, Ltd.	$113,232,330
GS Capital Partners VI Employee Master Fund, L.P.	GSCP VI Employee Navi, Ltd.	$44,847,882
	Amount of the Commitment	$291,640,276